SEPARATION AGREEMENT


     THIS SEPARATION AGREEMENT (the "Agreement") made and entered into as of the 23 day of December, 1998, by and between Merrimac Industries, Inc. ("Merrimac") and Eugene W. Niemiec (the "Executive"):

                              W I T N E S S E T H:

     WHEREAS, the Executive is Vice Chairman and a director of Merrimac;

     WHEREAS, the Executive desires to resign as Vice Chairman and terminate his employment with Merrimac;

     WHEREAS, the Executive and Merrimac entered into that certain Employment Agreement dated as of December 16, 1996;

     WHEREAS, parties desire to terminate said Employment Agreement;

     WHEREAS, the Executive will continue as a non-employee director of Merrimac; and

     WHEREAS, the parties hereto desire to set forth their respective rights and obligations in respect of the Executive's resignation from Merrimac;

     NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

     1. The Executive hereby resigns from employment, the office of Vice Chairman and all other offices held with Merrimac other than his seat on the Board of Directors of Merrimac, effective as of the close of business on December 31, 1998 (the "Effective Date").

     2. Subject to Section 3 below, Merrimac agrees:

     (a) to pay the Executive five days after the Effective Date, the sum of One Hundred Fifty One Thousand Seven Hundred Dollars ($151,700);

     (b) to pay the Executive, within thirty days after the Effective Date, the sum of One Hundred Eighty Five Thousand Five Hundred Dollars ($185,500); and

     (c) to pay the Executive, within seven days after the first anniversary of the Effective Date, the sum of One Hundred Eighty Five Thousand Five Hundred Dollars ($185,500).

     3. The Executive agrees to repay the outstanding loan balance of his 401(k) account by having Merrimac withhold said outstanding loan balance from the payment provided for in Section 2(a) above and remit this amount to the administrator of the 401(k) plan. The payment made under Section 2(a) shall be subject to any required withholding for federal, state and local taxes (including, without limitation, F.I.C.A. and Medicare taxes). The payments made under Sections 2(b) and (c) shall be subject to any required withholding for federal, state and local taxes (including, without limitation, Medicare taxes).

     (b) In the event that the death of the Executive should occur before all the payments contemplated in Section 2 are completed, then Merrimac shall, subject to the provisions of Section 3(a), pay all outstanding payments to the estate of the Executive.

     4. Except as expressly provided for in Section 5 below, all employee benefits coverage provided by Merrimac to the Executive shall cease as of the Effective Date.

     5. After the Effective Date and subject to Section 6 below, Merrimac shall provide to the Executive and his spouse medical coverage as follows:

     (a) for the first 18 months following the Effective Date, Merrimac shall pay for the premiums for COBRA coverage for the Executive and his spouse;

     (b) at the expiration of 18 months from the Effective Date and until the Executive turns 65 years of age, Merrimac shall provide the Executive and his spouse with (i) a standard New Jersey Individual Insurance Policy with the most liberal benefits, with terms substantially as set forth on Exhibit A attached hereto, or (ii) should the policy outlined in clause (i) above no longer be available, then a comparable policy in all material respects, provided, however, that the cost shall not exceed what was or would have been the cost under the policy outlined in clause (i).

     (c) upon the Executive becoming 65 years of age and until the eleventh anniversary of the Effective Date, Merrimac shall pay for a "Medigap" Insurance policy to cover the Executive and his spouse, with terms substantially as set forth on Exhibit B attached hereto.

     6. The obligations of Merrimac under Section 5 shall expire upon the earlier of:

     (a) expiration of eleven years from the Effective Date;

     (b) the death of the Executive; or

     (c) the employment of the Executive by any Person for whom the Executive works at least thirty hours per calendar week and is eligible for medical coverage. For purposes of this Agreement, "Person" shall mean any company, partnership, trust, person or any other employer. Should the Executive violate the non-compete provision contained in Section 10, this Agreement shall be in breach and Merrimac shall be entitled to stop all payments hereunder.

     7. (a) Merrimac will provide the use of the leased car the Executive is currently using for one year from the Effective Date. In connection therewith, Merrimac will pay for the lease and insurance expenses of the car during such period. All other expenses, including, but not limited to, gas, maintenance and, if applicable, excess mileage charges, shall be the responsibility of the Executive. The Executive has the responsibility to maintain the car in accordance with the terms of the lease, a copy of which will be provided to the Executive should he request one.

     (b) On or prior to December 31, 1999, the Executive shall have the option to purchase, at his sole expense, the car on the terms specified in the car lease agreement, provided, however, that Merrimac is unconditionally released from the lease agreement. Merrimac will execute any documents reasonably requested by the Executive in order to effectuate his purchase of the car.

     (c) Solely for purposes of this Section 7, should the death of the Executive occur on or prior to December 31, 1999, then the estate of the Executive shall be entitled to the benefits and provisions set forth in Sections 7(a) and (b) above.

     8. In consideration of the obligations of Merrimac herein, the Executive reaffirms his resignation of employment with Merrimac, and releases Merrimac, and its affiliated, parent, subsidiary and related entities, and their present and former directors, officers, employees, agents, successors and assigns
(together, the "Released Parties"), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Executive, his heirs, executors, administrators and assigns has, had or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to his employment by Merrimac and the cessation thereof, his employee retirement benefits, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.
Section 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq., and the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. Section 10:5. The foregoing release shall not extend to any actions, causes of action, demands, etc. arising from the breach or the claimed breach of this Agreement by Merrimac.

     9. Merrimac, on behalf of itself and its successors and assigns, releases and discharges the Executive and his heirs, executors, administrators, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or equity, which against the Executive, Merrimac and its successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. The foregoing release shall not extend to any actions, causes of action, demands, etc. arising from the breach or the claimed breach of this Agreement by the Executive.

     10. For purposes of this Agreement, "Group" means Merrimac and the subsidiaries, affiliates and parents thereof.

     (a) The Executive covenants and agrees that until December 31, 1999, he will not, directly or indirectly, anywhere in the United States, either alone or in conjunction with any individual or firm, corporation, association or other entity, whether as principal, agent, shareholder, creditor or in any other capacity whatsoever:

     (i) carry on, or be engaged in, concerned with or interested in, directly or indirectly, any business which relates to the manufacture, promotion, marketing or distribution, whether in design, development, marketing or sales, of Multi-Mix(TM) Microtechnology, (except for an equity share investment in a public company whose shares are listed on a stock exchange where such investment does not in the aggregate exceed 2% of the issued equity shares of such company);

     (ii) attempt to solicit away from the Group any person dealing with, or entities with whom the Group is engaged, including suppliers, employees, customers, agents, distributors or resellers, relating to, Multi-Mix(TM) Microtechnology; or

     (iii) take any act as a result of which the relations between the Group and any of its suppliers, customers, employees, agents, distributors or resellers of Multi-Mix(TM) Microtechnology may be impaired.

     (b) The Executive expressly acknowledges and understands that the remedy of law for any breach by him of this Section 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon the Executive's violation of any provision of this Section 10, Merrimac shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 10 shall be deemed to limit Merrimac's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 10 that may be pursued or availed of by Merrimac.

     (c) If for any reason any term of this Section 10 be held to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; it being understood and agreed that by execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

     11. The Executive agrees not to disclose to any person not employed by Merrimac, or not engaged to render services to Merrimac, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of Merrimac's inventions, software, data lists, client lists, trading policies, pricing policies, business plans, or customer or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information which is in the public domain or from disclosure required by law or court order. The Executive also agrees that he will not take with him, without the prior written consent of the Board of Directors, any document of Merrimac, which is of a confidential nature relating to Merrimac or its affiliates, or, without limitation, relating to its or their customers or trade secrets.

     12. (a) The Executive covenants and agrees not to publish or otherwise communicate any disparaging remarks concerning Merrimac and its former and present directors, officers, employees and agents.

     (b) Merrimac covenants and agrees not to publish or otherwise communicate any disparaging remarks concerning the Executive.

     13. (a) The Executive shall remain a director of Merrimac until December 31, 1999 or such earlier date as he may elect to resign his seat. While serving on the Board during this period, the Executive shall be compensated on the same basis as all other non-employee directors.

     (b) Solely for purposes of this Section 13(a) above, should the death of the Executive occur prior to December 31, 1999, then the estate of the Executive shall be entitled to any remaining payments due to the Executive for his services as a non-employee director.

     14. The parties agree that the terms and conditions of this Agreement are confidential and that neither party shall disclose the existence of this Agreement or any of its terms to any third parties, other than immediate family members, attorneys for the parties, as required by law, or as may be necessary to enforce this Agreement.

     15. The Non-Qualified Stock Option Agreement dated December 31, 1996 between Merrimac and the Executive entered into pursuant to the Merrimac 1993 Stock Option Plan, with respect to non-qualified options ("Options") to purchase an aggregate of 55,000 shares of Merrimac Common Stock ("Shares") is hereby amended as follows:

     (a) non-qualified Options for 16,500 Shares scheduled to vest on December 16, 1999 shall vest immediately on the Effective Date; and

     (b) non-qualified Options for 55,000 Shares which would otherwise expire three months after the Executive's termination of employment shall remain exercisable until December 31, 2003.

     16. The Employment Agreement dated as of December 16, 1996 between Merrimac and the Executive is hereby terminated in all respects, except Section 4(b) with regard to the non-qualified Options to purchase 55,000 Shares.

     17. The computer equipment and monitor currently located in the office of the Executive shall be given to him upon the Effective Date.

     18. Except for this Separation Agreement, at the Effective Date, all prior or contemporaneous agreements between the Executive and Merrimac are canceled and deemed by both parties to be null and void.

     19. The Executive warrants that he is entering into this Agreement voluntarily, and that, except as set forth herein, no promises or inducements for this Agreement have been made, and that he is entering into this Agreement without reliance upon any statement or representation by any of the Released Parties or any other person, concerning any fact material hereto.

     20. Merrimac hereby advises the Executive to consult with an attorney prior to executing this Agreement.

     21. The Executive represents and warrants that Merrimac has provided him the opportunity to review and consider this Agreement for twenty-one (21) days from the date Merrimac provided the Executive with a copy of this Agreement, and that he has chosen, of his own free will, without any duress and after consultation with his attorney, to waive his right to the full twenty-one (21) day period.

     22. The Executive represents and warrants that he has obtained legal counsel concerning this Agreement and fully understands the terms of this Agreement and that he knowingly and voluntarily, of his own free will, without any duress and after consultation with his attorney, being fully informed and after due deliberation, accepts its terms and signs the same as his own free act.

     23. The Executive may revoke this Agreement within seven (7) days after he executes this Agreement. This Agreement becomes effective on the eighth (8) day following the date of execution by the Executive.

     24. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, except that no doctrine of choice of law shall be used to apply any law other than that of the State of New Jersey.

     25. The parties understand and intend that each provision in this Agreement shall be construed as separable and divisible from every other provision. The illegality or unenforceability of any provision of this Agreement shall not affect the validity and enforceability, in whole or in part, of any provision of this Agreement.

     26. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties. This Agreement may only be changed by written agreement executed by the parties.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                             /s/  Eugene W. Niemiec
                                             ----------------------------
                                                  Eugene W. Niemiec




                                             MERRIMAC INDUSTRIES, INC.

                                             /s/  Mason N. Carter
                                             ----------------------------
                                                  Chairman, President and
                                                  Chief Executive Officer